
                           EXHIBIT 11

         STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
          (Dollars in thousands, except per share data)

                                Nine Months Ended    Three Months Ended
                                   December 31,        December 31,
                                 1999      1998       1999      1998
                              --------- ---------  --------- ---------
                             (Unaudited)(Unaudited)(Unaudited)(Unaudited)
BASIC EARNINGS PER SHARE:

Weighted average shares
outstanding                     14,245    15,497     14,225   14,725
                               ========  ========    =======  =======

Net income                     $ 8,446   $ 9,796     $2,814   $4,157

                               ========  ========    =======  =======

Income per share               $   0.59  $  0.63     $ 0.20   $  0.28
                               ========  ========    =======  =======


DILUTED EARNINGS PER SHARE:

Weighted average shares
  outstanding                    14,245   15,497     14,225   14,725
Dilutive effect of common
  stock options                       5       73          2       58
Convertible notes                  -       2,945        -      2,440
                               --------  --------    -------  -------
     Total shares               14,250    18,515     14,227   17,223
                               ========  ========    =======  =======

Net income (F1)                $ 8,446   $11,280     $2,814   $4,574
                               ========  ========    =======  =======


Income per share per share     $  0.59   $  0.61     $ 0.20   $ 0.27
                               ========  ========    =======  =======


<F1>  Adjusted for interest on convertible debt for 1998

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